Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Maury Taylor, Chairman

(952) 476-9093

Bill Wright, Director of Investor Relations

(612) 382-1194

ProUroCare Medical Announces the Appointment of Rick Carlson as Chief Executive Officer

Minneapolis – October 24, 2006 – ProUroCare Medical Inc. (OTCBB:PRRC) and its Board of Directors are pleased to announce the appointment of Richard (Rick) C. Carlson as its Chief Executive Officer, effective November 1, 2006.  Mr. Carlson succeeds Maurice Taylor, who announced his plan to retire as CEO but who will continue to serve as the Company’s Chairman of the Board.

Mr. Carlson has served as Vice President Marketing and Sales for the company since January 2005.  He has extensive experience in the medical device industry, both domestic and international.  From 1998 to 2004 he held several positions with SurModics, Inc. including Vice President of Marketing and Sales and Vice President of Strategic Planning.  He has also held senior-level management positions with Boston Scientific, C.R. Bard, Advanced Surgical Intervention, Medtronic, and American Medical Systems.

Mr. Carlson brings a thorough knowledge of the product and the markets into which the product will be distributed to his new role as Chief Executive Officer.  He has been instrumental in the development of the Company’s ProUroScanTM system to date, and has authored the Company’s plans for conducting clinical trials, making application for FDA approval, and commercializing the product.

Mr. Taylor, who has served as the Company’s Chairman of the Board since its inception, added the role of Chief Executive Officer to his duties in March 2005.  As part of the succession plan, Mr. Taylor will continue to act in an advisory role to Mr. Carlson through March 2007.

About ProUroCare

ProUroCare Medical Inc., based in Minneapolis, is developing innovative diagnostic and treatment approaches for male prostate disease and other genito-urinary related conditions.  The company is primarily focused on tactile sensor technology and the ProUroScan™ system that is capable of identifying tissue abnormalities and mapping the prostate to assist the physician’s diagnostic process.  In addition, ProUroCare is developing the ProUroVision™ proprietary vision technology for thermal therapy systems to aid in the treatment of prostate-related diseases.

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